Exhibit 3.14

LIMITED LIABILITY COMPANY AGREEMENT

OF

INTIMATE BRANDS HOLDING, LLC

DATE: JANUARY 25, 2011

LIMITED LIABILITY COMPANY AGREEMENT

OF

INTIMATE BRANDS HOLDING, LLC

i

ii

Schedule A	Members, Capital Contributions and Units

Exhibit A	Form of Certificate of Limited Liability Company Interests

iii

LIMITED LIABILITY COMPANY AGREEMENT

OF

INTIMATE BRANDS HOLDING, LLC

This Limited Liability Company Agreement (this “Agreement”) of Intimate Brands Holding, LLC (the “Company”) is entered into this 25th day of January, 2011 by Intimate Brands, Inc., a Delaware corporation (the “Initial Member”), pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.), as amended from time to time (the “Act”).

WHEREAS, the Company was formed as a limited liability company under the Act pursuant to the filing of the Certificate of Formation with the Secretary of State of the State of Delaware (the “Secretary of State”) on January 7, 2011; and

WHEREAS, the Initial Member desires to enter into this Agreement to establish the respective economic and other rights of Members of the Company and to provide regulations and procedures for the governance of the Company; and

WHEREAS, this Agreement shall constitute the “limited liability company agreement” of the Company within the meaning of that term as used in the Act;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Initial Member hereby agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Certain Definitions. In addition to the terms defined elsewhere in this Agreement, for purposes of this Agreement, the following terms shall have the meanings specified or referred to in this Article I:

“Act” shall have the meaning set forth in the preamble.

“Agreement” shall have the meaning set forth in the preamble.

“Capital Contributions” means, with respect to any Member, the sum of the amount of cash and the fair market value (on the date contributed) of any property (other than money) contributed to the Company by such Member (or its predecessors in interest) with respect to the Units held by such Member.

“Certificate of Formation” means the Certificate of Formation of the Company executed by Ted B. Hipsher, as an authorized representative of the Company, and filed with the Secretary of State on January 7, 2011, as the same may be amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute or subsequent codification or recodification of the U.S. federal income tax laws.

“Common Majority” means a majority of the then outstanding Common Units.

“Common Units” shall have the meaning set forth in Section 3.03.

“Company” shall have the meaning set forth in the preamble.

“Conversion Rights” shall have the meaning set forth in Section 5.03.

“Conversion Time” shall have the meaning set forth in Section 5.03(c)(i).

“Costs ”shall have the meaning set forth in Section 6.05(a).

“Deemed Common Unit Price” shall have the meaning set forth in Section 5.03(a)(i).

“Deemed Common Unit Price Notice” shall have the meaning set forth in Section 5.03(a)(i).

“Effective Conversion Period” shall have the meaning set forth in Section 5.03(a)(i).

“GAAP” means generally accepted accounting principles as applied in the United States of America.

“Indemnified Party” shall have the meaning set forth in Section 6.05(a).

“Initial Member” shall have the meaning set forth in the preamble.

“Loss” shall have the meaning set forth in Section 6.05(a).

“Members” means the Initial Member and any Persons admitted as additional Members of the Company from time to time in accordance with the provisions of this Agreement, in each case as set forth on Schedule A, as Schedule A may be amended from time to time.

“Officers” shall have the meaning set forth in Section 6.04.

“Person” means a natural person, corporation, partnership, limited liability company, trust, joint venture, governmental entity or other entity, association or group.

“Preferred Liquidation Preference” means, with respect to each Preferred Unit, the Capital Contribution in respect of such Preferred Unit (subject to appropriate adjustment by the Manager in the event of any distribution, split, combination or other similar recapitalization with respect to the Preferred Units).

“Preferred Majority” means a majority of the then outstanding Preferred Units.

“Preferred Return” shall have the meaning set forth in Section 8.02.

“Preferred Units” shall have the meaning set forth in Section 3.03.

“Regulations” means those regulations promulgated under the Code, as currently in effect, and as modified and clarified by amendment or successor regulation.

“Secretary of State” shall have the meaning set forth in the recitals.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Securities and Exchange Commission (or any successor governmental agency) thereunder.

“Transfer” means, with respect to any Units, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Units or any participation or interest therein, whether directly or indirectly, or agree or commit to do any of the foregoing, and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation or other transfer of such Units or any participation or interest therein, or any agreement or commitment to do any of the foregoing.

“Units Majority” means a majority of the then outstanding Units.

“Units” means the limited liability company interests of the Members in the Company, represented by Common Units and Preferred Units.

Section 1.02. Other Definitional Provisions. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to Article, Section, Schedule, Exhibit and like references are references to this Agreement unless otherwise specified. References in this Agreement to any Person shall include such Person’s successors and permitted assigns. Whenever the context so requires, the neuter gender includes the masculine and feminine, and the singular number includes the plural, and vice versa.

ARTICLE II

FORMATION, PURPOSE AND POWERS

Section 2.01. Name. The name of the Company is Intimate Brands Holding, LLC. The business of the Company shall be conducted under such name or such other trade names or fictitious names as may be adopted by the Company.

Section 2.02. Formation. The Company was formed as a limited liability company under the Act upon the execution by Ted B. Hipsher, as an authorized representative of the Company, and the filing with the Secretary of State of the Certificate of Formation, in accordance with the provisions of the Act. The Manager, as the authorized representative of the Members and the Company, and the Members, shall from time to time file in a prompt manner any and all certificates of amendment, restatement or dissolution as shall be required by applicable law.

Section 2.03. Purpose. The purpose of the Company is to engage in any and all lawful acts or activities for which a limited liability company may be formed under the Act.

Section 2.04. Powers. The Company shall have the power to do any and all acts reasonably necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose and business of the Company which are granted to or permitted of a limited liability company under the laws of the State of Delaware.

Section 2.05. Principal Office. The principal office of the Company, at which its books and records shall be kept, shall be located at Three Limited Parkway, Columbus, Ohio 43230, or at such other location as the Manager may from time to time determine. Notice shall be given to the Members of any change in the location of the principal office of the Company.

Section 2.06. Registered Office; Registered Agent. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the registered agent named in the Certificate of Formation or such other office as may from time to time be determined and designated by the Manager in the manner required by law. The registered agent of the Company required by the Act shall be the registered agent named in the Certificate of Formation or such other registered agent as may from time to time be determined and designated by the Manager in the manner required by law

Section 2.07. Qualification in Other Jurisdictions. The Manager shall cause the Company to be registered or qualified under its own name or under an assumed or fictitious name pursuant to a foreign limited liability company statute or similar laws in any jurisdictions in which the Company owns property or transacts business if the Manager, with the advice of counsel to the Company, determines that such registration or qualification is necessary to permit the Company lawfully to own property or transact business in such jurisdiction.

Section 2.08. Term. The term of the Company commenced upon the filing of the Certificate of Formation with the Secretary of State and shall continue until the Company is dissolved in accordance with Article X. The provisions of this Section 2.08 (and Article X) are intended to and shall, to the fullest extent permitted by law, supersede the provisions of the Act regarding the dissolution of limited liability companies.

Section 2.09. Title to Company Assets. Title to Company assets, whether real or personal and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively with other Members or Persons, shall have any ownership interest in such Company assets or any portion thereof. All assets of the Company shall be recorded as the property of the Company in its books and records, irrespective of the name in which legal title to such Company assets is held. No part of the Units of a Member shall be subject to the claims of any creditor or to legal process, and no part of the Units of a Member may be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement.

Section 2.10. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and none of the Manager, Members, Officers, employees or agents of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of acting in such capacity.

ARTICLE III

CAPITALIZATION AND CAPITAL CONTRIBUTIONS

Section 3.01. Initial Capital Contribution. The Initial Member and its initial Capital Contribution as of the date hereof are as set forth on Schedule A.

Section 3.02. Additional Capital Contributions. Except as required by the Act, no Member shall be required, under any circumstances, to make any additional Capital Contribution to the Company. The Manager may accept additional Capital Contributions from time to time in its sole discretion from existing Members and/or from Persons who are not then Members (which Persons shall be admitted as Members in accordance with the terms of this Agreement). In the event that the Company issues additional Units in connection with its acceptance of additional Capital Contributions, the Manager shall amend Schedule A to reflect the then current list of Members and their respective Capital Contributions.

Section 3.03. Units. Each Member’s limited liability company interests in the Company shall be represented by Units. As of the date hereof, the total number of Units that the Company shall have authority to issue is fifty thousand (50,000), classified as (i) ten thousand (10,000) Preferred Units (the “Preferred Units”) and (ii) forty thousand (40,000) Common Units (the “Common Units”). The number of Common Units issued to the Initial Member as of the date hereof is set forth on Schedule A. Each Unit shall have the same relative rights as and be identical in all respects to all the other Units, except as provided in this Agreement.

Section 3.04. Preferred Units. The Preferred Units shall have voting, distribution, liquidation, conversion and other rights as set forth in this Agreement. The Preferred Units shall, with respect to distribution rights, and rights on liquidation, dissolution and winding up of the Company, rank senior to the Common Units as set forth in this Agreement. The voting, distribution and liquidation rights of the holders of Common Units shall be subject to, and qualified by the rights of, holders of the Preferred Units as set forth in this Agreement. Holders of Preferred Units shall have the following rights, among others, as described in this Agreement:

(a) Voting Rights. Holders of Preferred Units shall have voting rights as set forth in Section 4.02(a).

(b) Distribution Rights. Holders of Preferred Units shall have the right to receive distributions in respect of their Preferred Units as set forth in Article VIII.

(c) Dissolution and Liquidation Rights. Upon the dissolution and liquidation of the Company, holders of Preferred Units shall have the right to receive distributions and payments in respect of their Preferred Units as set forth in Section 10.03.

(d) Protective Provisions. The Company and the Manager shall be prohibited from taking the actions set forth in Section 6.03 without first obtaining the consent of the holders of a Preferred Majority.

(e) Conversion Rights. Holders of Preferred Units shall have the right to convert their Preferred Units into Common Units as set forth in Section 5.03.

Any of the rights, powers, preferences and other terms of the Preferred Units set forth in this Agreement may be waived on behalf of all holders of Preferred Units by the affirmative written consent or vote of the holders of a Preferred Majority.

Section 3.05. Additional Issuances. Subject to the other provisions of this Agreement, the Manager may, at any time: (i) increase the total number of Units that the Company shall have authority to issue in accordance with the terms of this Agreement; (ii) issue Units to one or more Persons in respect of additional Capital Contributions (and admit such Persons as additional Members); and (iii) amend this Agreement to reflect the rights of such additional Units, as the Manager deems to be in the best interest of the Company. Upon the admission of a Person as an additional Member, such Person shall, by executing this Agreement or such other subscription documents or certificates as the Manager determines in its sole discretion, agree to become a Member and to be bound by the terms of this Agreement.

Section 3.06. No Priority Among Members. No Member shall have priority over any other Member either as to the return of such Member’s Capital Contribution or as to distributions by the Company, except as may be specifically provided in this Agreement.

Section 3.07. No Interest on Capital Contributions; No Withdrawal of Capital. No interest shall be paid by the Company to any Member with respect to any Capital Contribution except as provided herein. Except as otherwise specifically set forth in this Agreement, no Member shall have the right to: (i) demand or receive property other than cash in return for such Member’s Capital Contribution or as a distribution in respect of such Member’s Units; (ii) withdraw any part of such Member’s Capital Contribution (regardless of whether or not such Member has withdrawn as a Member of the Company); or (iii) receive any funds or property of the Company.

ARTICLE IV

MEMBERS; VOTING

Section 4.01. Members. The name, mailing address and limited liability company interests of the Initial Member is set forth on Schedule A. The Manager shall amend Schedule A from time to time to reflect the addition or withdrawal of any Member permitted under the terms of this Agreement. Subject to and in accordance with this Agreement, additional Persons may be admitted as Members upon the consent of the Manager and upon such terms as may be determined by the Manager in its sole discretion. Without limiting the generality of the foregoing, the Manager shall admit as a Member any Person who acquires Units pursuant to and in compliance with Article V. Upon the admission of such Person as a Member, the Manager shall amend Schedule A to reflect the name, address and limited liability company interests of such Person in the Company.

Section 4.02. Voting Rights.

(a) Voting Units. Except as otherwise provided in this Agreement or as required by applicable law, Members holding Common Units and Members holding Preferred Units shall vote together as a single class (and not as separate classes or series of Units). Except as otherwise provided in this Agreement or as required by applicable law, the affirmative vote, consent or agreement of Members holding at least a Units Majority shall be the act of the Members of the Company. Each Member holding Common Units shall be entitled to one (1) vote per Common Unit. Each Member holding Preferred Units shall be entitled to one (1) vote per Preferred Unit. Except as otherwise required by law, holders of Common Units shall not be entitled to vote on any amendment to this Agreement that relates solely to the terms of the Preferred Units if the holders of the Preferred Units are entitled to vote thereon pursuant to this Agreement or the Act.

(b) Consent.

(i) Unless otherwise expressly provided herein, consent of the holders of Units may be obtained: (A) at any meeting of the Members holding Units, provided that Members holding at least a Units Majority are present at such meeting and Members holding a majority of the Units held by the Members holding Units and attending the meeting vote in favor of the matter being voted upon; or (B) by the written consent of the Members holding at least a Units Majority, provided that a copy of such consent is sent to all the Members promptly.

(ii) Unless otherwise expressly provided herein, consent of the holders of Preferred Units may be obtained: (A) at any meeting of the Members holding Preferred Units, provided that Members holding at least a Preferred Majority are present at such meeting and Members holding a majority of the Preferred Units held by the Members holding Preferred Units and attending the meeting vote in favor of the matter being voted upon; or (B) by the written consent of the Members holding at least a Preferred Majority, provided that a copy of such consent is sent to all Members holding Preferred Units promptly.

(iii) Unless otherwise expressly provided herein, consent of the holders of Common Units may be obtained: (A) at any meeting of the Members holding Common Units, provided that Members holding at least a Common Majority are present at such meeting and Members holding a majority of the Common Units held by the Members holding Common Units and attending the meeting vote in favor of the matter being voted upon; or (B) by the written consent of the Members holding at least a Common Majority, provided that a copy of such consent is sent to all Members holding Common Units promptly.

Section 4.03. Meetings.

(a) Notice; Participation. Any matter requiring the approval or consent of the holders of Units, Common Units and/or Preferred Units, as the case may be, pursuant to this Agreement may be considered at a meeting of the holders of Units, Common Units and/or Preferred Units, as applicable, held not less than two (2) nor more than sixty (60) days after notification thereof shall have been given by the Manager to the holders of Units, Common Units and/or Preferred Units, as applicable. Such notification may be given by the Manager, in its discretion, at any time. Any such notification shall state briefly the purpose, time and place of the meeting. Notices shall be given by (i) personal delivery, (ii) courier (with signed acknowledgement of receipt), (iii) facsimile or electronic transmission (with confirmation of transmission) or (iv) certified or registered mail (with return receipt), and shall be deemed to have been given, delivered, received and effective upon receipt. All such meetings shall be held within or outside the State of the Company’s principal place of business at such place as the Manager shall designate. Any meeting may be held by conference telephone or similar communication equipment so long as all Members participating in the meeting can hear one another, and all Members participating by telephone or similar communication equipment shall be deemed to be present in person at the meeting. If a majority of the total number of Units, Common Units and/or Preferred Units, as the case may be, is not present at a meeting, a majority of the total number of voting Units represented at such meeting may adjourn the meeting from time to time with further notice.

(b) Waiver of Notice. A Member may waive any notice required by this Agreement before or after any meeting by signing a written waiver of the Member’s right to receive notice of such meeting. A Member’s attendance at a meeting: (i) waives objection to lack of notice or defective notice of the meeting, unless the Member at the beginning of the meeting or promptly upon the Member’s arrival objects to holding the meeting or transacting business at the meeting; (ii) waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the Member objects to considering the matter when it is presented; and (iii) results in a presumption that the Member assented to the action taken at such meeting, unless such Member’s dissent shall be entered in the minutes of the meeting or unless such Member shall file its written dissent to such action with the secretary of the meeting before the adjournment thereof; provided, however, that such right to dissent shall not apply to a Member who voted in favor of any action at such meeting.

Section 4.04. Other Business. Subject to the terms of any employment agreement, restrictive covenant agreement or other agreement with the Company, a Member may engage in or possess an interest in other business ventures (connected or unconnected with the Company) of any kind and description, independently or with others. The Company and the other Members shall not have any rights in or to any such independent ventures of a Member or the income or profits derived therefrom by virtue of this Agreement.

ARTICLE V

TRANSFERS

Section 5.01. Transfer of Units. Subject to the terms of this Agreement and applicable law, a Member may Transfer, at any time and from time to time, any or all of its Units to any Person; provided, however, that the transferee of such Units shall agree in writing to be bound by the terms of this Agreement and take such other actions and execute such other documents as the Manager may request in its sole discretion. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns and any subsequent holder of Units.

Section 5.02. Restrictions on Transfer. Notwithstanding anything in this Agreement to the contrary:

(a) No Units or any interest therein may be Transferred to a Person who is not a party to this Agreement unless such transferee executes and delivers to the Company an instrument pursuant to which it agrees to be bound by the terms, conditions and obligations of this Agreement.

(b) No Transfer of Units shall be made if such Transfer, or the transferee’s ownership of such Units, would:

(i) result in a violation of the Securities Act or any other applicable federal or state laws;

(ii) be a violation of or a default (or an event that, with notice or the lapse of time or both, would constitute a default) under, or result in an acceleration of any indebtedness of the Company under, any note, mortgage, loan agreement or similar instrument or document to which the Company is a party; or

(iii) constitute a Transfer to a minor or an individual who is not legally competent; provided, however, that Units may be Transferred to a trustee, custodian or guardian of a minor or an incompetent, if such Transfer is effected in accordance with applicable law.

(c) The Units created by this Agreement have not been and will not be registered with the Securities and Exchange Commission under the Securities Act or with the securities authorities of any state under any state securities laws. As a consequence, no Transfer of Units shall be permitted unless the Units to be Transferred are registered pursuant to the Securities Act and registered or qualified under applicable state securities laws or Transferred in a transaction which is exempt from such registration and/or qualification. The Manager may require, as a condition of Transfer of any Units, that the transferor furnish reasonable assurances to the Company, including the provision of any factual information and/or legal opinions, satisfactory in all respects to the Manager, that such Transfer complies with applicable federal and state securities laws.

(d) The Manager may, in addition to any other requirement that it may impose, require, as a condition of Transfer of any Units, that the transferor assume all costs incurred by the Company in connection with such Transfer.

(e) The Company shall not Transfer on its books any Units unless, in the opinion of the Manager, with the advice of counsel to the Company, there has been compliance with all of the material conditions of this Agreement affecting such Units or the ownership thereof.

(f) Any attempted Transfer of Units other than in accordance with the terms of this Agreement shall be null and void, and the Company shall refuse to recognize any such purported Transfer and shall not reflect on its records any change in record ownership of Units pursuant to any such purported Transfer.

Section 5.03. Conversion Rights of Preferred Units. The holders of Preferred Units shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert.

(i) Conversion Ratio. Each Preferred Unit shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration, into such number of Common Units as is determined by dividing the Preferred Liquidation Preference of such Preferred Unit plus any accrued but unpaid Preferred Return on such Preferred Unit, as of the date of conversion, by the Deemed Common Unit Price in effect at the time of conversion. The “Deemed Common Unit Price” shall equal the fair market value of a Common Unit when, as and if (A) determined in good faith by the Manager and (B) communicated to each holder of Preferred Units in writing as the “Deemed Common Unit Price” upon which such Preferred Unit may be converted into Common Units (the “Deemed Common Unit Price Notice”). The Deemed Common Unit Price Notice shall specify how many days the Deemed Common Unit Price shall be in effect for a conversion (the “Effective Conversion Period”), which shall be no less than thirty (30) days.

(ii) Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Company, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Units.

(b) Fractional Units. No fractional Common Units shall be issued upon conversion of Preferred Units. In lieu of any fractional Common Units to which the holder of the Preferred Units being converted would otherwise be entitled, the Company shall pay to such holder cash equal to such fraction multiplied by the Deemed Common Unit Price. Whether or not fractional Common Units would be issuable upon such conversion shall be determined on the basis of the total number of Preferred Units the holder is at the time converting into Common Units and the aggregate number of Common Units issuable upon such conversion.

(c) Mechanics of Conversion.

(i) Notice of Conversion. In order for a holder of Preferred Units to voluntarily convert Preferred Units into Common Units, upon receipt of a Deemed Common Unit Price Notice, such holder shall surrender the certificate for such Preferred Units (or, if such holder alleges that such certificate has been lost, a lost certificate affidavit and agreement reasonably acceptable to the Manager) at the principal office of the Company, together with written notice stating that such holder elects to convert all or any of the Preferred Units represented by such certificate and, if applicable, any event on which such conversion is contingent, all within the Effective Conversion Period. Such notice shall state such holder’s name or the name of the nominee in which such holder wishes the certificate for Common Units to be issued. The close of business on the date of receipt by the Company of such certificate and notice shall be the effective time of conversion (the “Conversion Time”), and the Common Units issuable upon conversion of the Preferred Units represented by such certificate shall be deemed to be outstanding of record as of such date. The Manager shall, as soon as practicable after the Conversion Time: (A) issue and deliver to such holder of Preferred Units a certificate for the number of Common Units issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the Preferred Units represented by the surrendered certificate that were not converted into Common Units; (B) pay in cash such amount as provided in Section 5.03(b) in lieu of any fractional Common Unit otherwise issuable upon such conversion; and (C) pay all declared but unpaid distributions on the Preferred Units converted.

(ii) Reservation of Common Units. If at any time the number of authorized but unissued Common Units shall not be sufficient to effect the conversion of the then outstanding Preferred Units for which the Company has received notice of a voluntary conversion, the Manager shall take such action as may be necessary to increase the number of authorized but unissued Common Units to such number of Common Units as shall be sufficient for such purposes. The expiration of the applicable Effective Conversion Period shall be tolled until the number of authorized but unissued Common Units is increased to such number of Common Units as shall be sufficient to effect the conversion of the then outstanding Preferred Units for which the Company has received a notice of a voluntary conversion.

(iii) Effect of Conversion. All Preferred Units which shall have been surrendered for conversion shall no longer be deemed to be outstanding and all rights with respect to such Preferred Units shall immediately cease and terminate at the Conversion Time, except for the right of the holders thereof to receive: (A) Common Units in exchange for such Preferred Units; (B) payment in lieu of any fractional Common Unit otherwise issuable upon such conversion as provided in Section 5.03(b); and (C) payment of any distributions declared but unpaid on such Preferred Units. Any Preferred Units so converted shall be retired and cancelled as of the Conversion Time and may not be reissued by the Company, and the Manager may thereafter take such appropriate action as may be necessary to reduce the authorized number of Preferred Units accordingly.

(iv) Taxes. The Company shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of Common Units upon conversion of Preferred Units pursuant to this Section 5.03. The Company shall not, however, be required to pay any tax which may be payable in respect of any Transfer involved in the issuance and delivery of Common Units in a name other than that in which the Preferred Units so converted were registered, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

Section 5.04. No Member Rights. No Member or holder of Units who is not a Member shall have the right or power to confer upon any transferee the attributes of a Member in the Company, and no transferee of Units shall be admitted as a Member, except as provided in this Agreement.

Section 5.05. Transferee Rights. Any transferee of Units who is not admitted as a Member in accordance with this Agreement shall have no right to (a) participate or interfere in the management or administration of the Company’s business or affairs or (b) vote or agree on any matter affecting the Company or any Member. Unless otherwise provided for herein, the only rights of a transferee of Units who is not admitted as a Member in accordance with this Agreement are to receive the distributions, if any, to which the transferor would otherwise be entitled (to the extent of the Units Transferred) and to obtain such information concerning the Company’s books, records and financial affairs as provided by this Agreement or the Act. Notwithstanding the foregoing, each transferee of Units shall at all times be subject to all of the obligations, restrictions and other terms contained in this Agreement as if such transferee were a Member. To the extent of any Units Transferred, the transferor shall not possess any right or power as a Member or under the terms of this Agreement and may not exercise any such right or power directly or indirectly on behalf of the transferee.

Section 5.06. Effect of Transfer. Any Member that makes a permitted Transfer of all of the Units held of record by such Member shall be treated as having withdrawn as a Member as the effective date of such Transfer. Any Member that makes a Transfer of part (but not all) of the Units held of record by such Member shall continue as a Member (with respect to the Units retained), and such partial Transfer shall not constitute the withdrawal of such Member. The rights and obligations of any transferee of Units shall be governed by the other provisions of this Agreement.

Section 5.07. Legends on Certificates. During the term of this Agreement, each certificate or other instrument representing Units subject to this Agreement shall bear the following legends on its face, or upon the reverse side thereof, appropriately completed, which legends shall likewise be endorsed upon all certificates representing Units that shall hereafter be issued and which are subject to this Agreement:

“THE UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND NEITHER THESE UNITS NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.”

“THE UNITS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER CONDITIONS SET FORTH IN THE LIMITED LIABILITY COMPANY AGREEMENT OF INTIMATE BRANDS HOLDING, LLC DATED AS OF JANUARY    , 2011. A COPY OF SUCH AGREEMENT MAY BE OBTAINED FROM INTIMATE BRANDS HOLDING, LLC AT ITS PRINCIPAL EXECUTIVE OFFICES.”

ARTICLE VI

MANAGEMENT AND OPERATION OF THE COMPANY

Section 6.01. Manager.

(a) Management. Management of the Company shall be vested in the Manager, which shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes of the Company, except to the extent such management powers are expressly reserved to the Members by this Agreement, the Certificate of Formation or the Act. A Manager need not be a Member of the Company. The initial Manager of the Company shall be the Initial Member.

(b) Resignation and Removal. A Manager shall serve as such until its resignation or removal. A Manager may resign at any time by giving written notice to the Members. Such resignation shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice. A Manager may be removed at any time, with or without cause, by the unanimous consent of the Members. The resignation or removal of a Manager who is also a Member, by itself, shall not affect such Manager’s rights, duties and obligations as a Member. Following the resignation or removal of a Manager, the Members, acting with the consent of the holders of a Units Majority, shall be entitled to designate a successor Manager. A Manager so designated shall succeed to all the rights, powers, authority, duties and obligations of the Manager as set forth in this Agreement.

(c) Management Obligations; Management Fee; Expenses. The Manager shall devote so much of its time to the conduct and management of the Company’s business and affairs as is reasonably necessary to further the business purposes of the Company, and shall be entitled to receive reasonable compensation therefor. In addition, the Company shall pay or reimburse the Manager for all expenses incurred by or on behalf of the Manager in connection with the conduct and management of the Company.

(d) Power and Authority of the Manager. Without limiting the generality of this Section 6.01, except as otherwise specifically provided in this Agreement, the Members hereby delegate to the Manager all necessary powers to manage and carry out the purposes, business, property and affairs of the Company, including, without limitation, the power to:

(i) sell, exchange, lease, or otherwise dispose of any other property and assets owned by the Company, or any part thereof, or any interest therein;

(ii) borrow money from any Person, issue evidences of indebtedness in connection therewith, refinance, increase the amount of, modify, amend, or change the terms of, or extend the time for the payment of any indebtedness or obligation of the Company, and secure such indebtedness by mortgage, deed of trust, pledge, security interest, or other lien on Company assets;

(iii) sue on, defend, or compromise any and all claims or liabilities in favor of or against the Company, submit any or all such claims or liabilities to arbitration and confess a judgment against the Company in connection with any litigation in which the Company is involved;

(iv) employ from time to time, at the expense of the Company, on such terms and for such compensation as the Manager may determine, Persons to render services to the Company, including without limitation, accountants, consultants, legal counsel, agents or other experts;

(v) pay or cause to be paid all expenses, fees, charges, taxes, and liabilities incurred or arising in connection with business, affairs or management of the Company, including, without limitation, such expenses and charges for the services of the Company’s Officers, employees, accountants, attorneys, and other agents or independent contractors, and such other expenses and charges as the Manager deems necessary or advisable to incur;

(vi) make all Company elections (including the determination whether to make an election) permitted under the Code and the Regulations;

(vii) pay to the Members any and all fees, reimbursements and distributions permitted under the terms of this Agreement;

(viii) invest Company funds in certificates of deposit, bank savings accounts, money market accounts and such other interest-bearing obligations as the Manager may determine, and deposit, withdraw, pay, retain and distribute such funds in any manner consistent with the provisions of this Agreement;

(ix) purchase liability and other insurance to protect the Company’s property and business;

(x) cause the Company to guarantee the debt obligations of Limited Brands, Inc., a Delaware corporation and the ultimate parent company of the Company, and its subsidiaries, and enter into guarantee or similar agreements with respect to such debt obligations;

(xi) establish and maintain the books and records of the Company;

(xii) select or vary the Company’s accounting methods and make decisions with respect to the treatment of various Company transactions for state or federal income tax purposes or other financial purposes not specifically provided for in this Agreement;

(xiii) enter into, make and perform such contracts, agreements and other undertakings as may be deemed necessary or advisable for the conduct of the business of the Company, and do any act or execute any instrument or other document on behalf of the Company as the Manager may deem necessary, convenient, incidental or appropriate to the furtherance of the business of the Company; and

(xiv) take any and all actions on behalf of the Company that are required or permitted to be taken by the Company under this Agreement.

Section 6.02. Approval Rights of the Members. Notwithstanding anything to the contrary set forth in this Agreement, the approval of the holders of a Units Majority shall be required before the Company or the Manager may undertake any of the following matters:

(a) effect any sale, lease, assignment, transfer or other conveyance of all or substantially all of the assets of the Company or any consolidation or merger involving the Company;

(b) take any actions which would make it impossible to carry out the operation of the business of the Company, change or reorganize the Company into any other legal form or voluntarily liquidate, dissolve or wind-up the business and affairs of the Company, or consent to any of the foregoing;

(c) make any distributions of cash or property to the Members except in accordance with the terms of this Agreement;

(d) file any election pursuant to the Code or the Regulations to be treated as an entity other than a corporation for U.S. federal income tax purposes; or

(e) amend, alter or repeal any provision of this Agreement, except as otherwise specifically provided in Agreement.

Section 6.03. Approval Rights of the Preferred Units. Notwithstanding anything to the contrary set forth in this Agreement, and in addition to the approval rights of the Members set forth in Section 6.02, the approval of the holders of a Preferred Majority shall be required before the Company or the Manager may undertake any of the following matters:

(a) liquidate, dissolve or wind-up the business and affairs of the Company, or consent to any of the foregoing;

(b) amend, alter or repeal any provision of this Agreement or the Certificate of Formation in a manner that adversely affects the powers, preferences or rights of the Preferred Units;

(c) create, or authorize the creation of, any additional class or series of Units unless the same ranks junior to the Preferred Units with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of distributions and rights of redemption, or increase the authorized number of Preferred Units or increase the authorized number of Units of any additional class or series of Units unless the same ranks junior to the Preferred Units with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of distributions and rights of redemption;

(d) reclassify, alter or amend any existing class or series of Units that ranks junior to the Preferred Units in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of distributions or rights of redemption, if such reclassification, alteration or amendment would render such other class or series of Units senior to or pari passu with the Preferred Units in respect of any such right, preference or privilege;

(e) purchase or redeem or declare, make or set aside any distributions on any Units except as expressly authorized in this Agreement; or

(f) issue any additional Common Units without providing to the holders of Preferred Units a Deemed Common Unit Price Notice.

Section 6.04. Officers.

(a) Appointment of Officers. The Manager may appoint individuals as officers (“Officers”) of the Company, which may include a President, one or more Vice Presidents, a Treasurer, a Secretary and such other Officers as the Manager deems advisable. An individual may be appointed to more than one office. The Manager shall designate in writing the following individuals to act as the initial Officers of the Company, which designation shall be effective as of the date of this Agreement:

Name	Title
Stuart B. Burgdoerfer	President, Principal Financial Officer, Principal Accounting Officer and Assistant Secretary

James L. Bersani	Executive Vice President — Retail Real Estate

Martyn R. Redgrave	Executive Vice President and Chief Administrative Officer

Timothy J. Faber	Senior Vice President, Treasurer and Assistant Secretary

Todd G. Helvie	Senior Vice President — Tax

Carol M. Matorin	Senior Vice President — Senior Counsel and Assistant Secretary

Luis F. Machado	Senior Vice President — Legal and Assistant Secretary

Douglas L. Williams	Senior Vice President — General Counsel and Secretary

Joyce Stern	Vice President

Jeffrey Hilton	Associate Vice President — Insurance & Risk

James J. Harris	Assistant Secretary

Mark Peters	Assistant Secretary

Denise Slazyk	Assistant Secretary

(b) Duties of Officers Generally. Under the direction of and, at all times, subject to the authority of the Manager, the Officers shall have full and complete discretion to manage and control the day-to-day business, operations and affairs of the Company in the ordinary course of its business, to make all decisions affecting the day-to-day business, operations and affairs of the Company in the ordinary course of its business and to take all such actions as the Officers deem necessary or appropriate to accomplish the foregoing. Each Officer shall have such individual powers and duties as may be prescribed from time to time by the Manager or this Agreement.

(c) Authority of Officers. Under the direction of and, at all times, subject to the authority of the Manager, any Officer of the Company shall have the right, power and authority to transact business in the name of the Company or to execute agreements on behalf of the Company, with respect to those agreements which are commonly signed by such officers of a business organized under the laws of the State of Delaware. With respect to all matters within the ordinary course of business of the Company, third parties dealing with the Company may rely conclusively upon any certificate of any Officer to the effect that such Officer is acting on behalf of the Company.

(d) Removal, Resignation and Filling of Vacancies of Officers. The Manager may remove any Officer, for any reason or for no reason, at any time. Any Officer may resign at any time by giving written notice to the Manager, and such resignation shall take effect at the date of the receipt of that notice or any later time specified in that notice. Any such resignation shall be without prejudice to the rights, if any, of the Company or such Officer under this Agreement. A vacancy in any office because of an Officer’s death, resignation or removal or otherwise shall be filled in the manner prescribed in this Agreement for regular appointments to that office.

(e) Compensation of Officers. Officers of the Company shall be entitled to receive compensation from the Company when, if and as determined by the Manager. In addition, the Company shall pay or reimburse the Officers for all expenses reasonably incurred by or on behalf such Officers in connection with the performance of their respective duties hereunder.

Section 6.05. Exculpation and Indemnification.

(a) None of the Manager, the Members or the Officers (each, an “Indemnified Party”) shall be liable to the Company or any other Person who has an interest in the Company for any loss, damage or claim (a “Loss”) (or any expenses or costs associated therewith (“Costs”)) incurred by reason of any act or omission performed or omitted by such Indemnified Party in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Party by this Agreement, except that an Indemnified Party shall be liable for any such Loss and Costs, incurred by reason of such Indemnified Party’s gross negligence or willful misconduct. To the full extent permitted by applicable law, an Indemnified Party shall be entitled to indemnification from the Company for any Loss or Costs incurred by such Indemnified Party by reason of any act or omission performed or omitted by such Indemnified Party in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Party by this Agreement, except that no Indemnified Party shall be entitled to be indemnified in respect of any Loss or Costs incurred by such Indemnified Party by reason of such Indemnified Party’s gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 6.05 shall be provided out of and to the extent of Company assets only, and no Manager, Member, or Officer shall have personal liability on account thereof. The Company shall advance Costs incurred by or on behalf of an Indemnified Party in connection with any Loss within twenty (20) days after receipt by the Company from the Indemnified Party of a statement requesting such advances from to time; provided such statement provides reasonable documentary evidence of such Costs and provides a written undertaking by the Indemnified Party to repay any and all advanced Costs in the event such Indemnified Party is ultimately determined to not be entitled to indemnification by the Company. The Company may enter into agreements with its Officers to provide for indemnification consistent with the terms and conditions set forth in this Section 6.05.

(b) The provisions of this Section 6.05 are for the benefit of the Indemnified Parties, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 6.05 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the Company’s liability to any Indemnified Party under this Section 6.05 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted,

ARTICLE VII

TAX MATTERS

Section 7.01. Tax Classification of the Company. Within seventy-five (75) days after the formation of the Company (and retroactive to the date of formation), Internal Revenue Service Form 8832 shall be filed electing for the Company to be classified as an association taxable as a corporation for United States federal income tax purposes. The Company and the Manager shall not, without the consent of the holders of a Units Majority, file any election pursuant to the Code or the Regulations to be treated as an entity other than a corporation.

Section 7.02. Other Tax Elections. Except as otherwise provided in Section 7.01, relating to the tax classification of the Company, the Manager may make, or not make, upon the advice of counsel to the Manager, any tax elections provided under the Code or the Regulations, or any provision of state, local or foreign tax law. Any such elections made by the Manager shall be conclusive and binding on all Members.

ARTICLE VIII

DISTRIBUTIONS

Section 8.01. Requirement and Characterization of Distributions. Distributions in respect of the Units shall be made to the Members only when, as and if declared by the Manager, and the Manager shall be under no obligation at any time to declare, make or set aside any such distributions. Except as otherwise provided in this Agreement, if and to the extent that the Manager determines to make distributions to the Members in respect of the Units, the Company shall (to the extent permitted by law, including without limitation, Section 18-607 of the Act) make distributions to the Members as follows:

(a) If such distribution is being made other than upon the dissolution and liquidation of the Company, in accordance with the following priorities:

(i) first, in respect of each Preferred Unit then outstanding, the accrued but undistributed Preferred Return thereon, until payment in full of such amount; provided, however, that if the distributable amount shall be insufficient to permit the distribution on the Preferred Units of the full amount of accrued but undistributed Preferred Return on such Units, then the entire amount of such distribution shall be made among the Preferred Units in proportion to their respective accrued and unpaid Preferred Return; and

(ii) second, after payment in respect of the Preferred Units then outstanding of the amounts as set forth under clause (i) above, then pro rata in respect of all Common Units then outstanding.

(b) If such distribution is being made upon the dissolution and liquidation of the Company, in accordance with the following priorities:

(i) first, in respect of each Preferred Unit then outstanding, the accrued but undistributed Preferred Return thereon, until payment in full of such amount; provided, however, that if the distributable amount shall be insufficient to permit the distribution on the Preferred Units of the full amount of accrued but undistributed Preferred Return on such Preferred Units, then the entire amount of such distribution shall be made among the Preferred Units in proportion to their respective accrued and unpaid Preferred Return;

(ii) second, in respect of each Preferred Unit then outstanding, the Preferred Liquidation Preference thereon, until payment in full of such amount; provided, however, that if the distributable amount shall be insufficient to permit the distribution on the Preferred Units of the full amount of Preferred Liquidation Preference on such Preferred Units, then the entire amount of such distribution shall be made among the Preferred Units in proportion to their respective Preferred Liquidation Preference; and

(iii) third, after payment in respect of the Preferred Units then outstanding of the amounts as set forth under clauses (i) and (ii) above, then pro rata in respect of all Common Units then outstanding.

Section 8.02. Preferred Return. From and after the date of the issuance of any Preferred Units, distributions shall accrue on such Preferred Units at the rate per annum of ten percent (10%), compounded annually, of the Capital Contribution in respect of such Preferred Units (subject to appropriate adjustment by the Manager in the event of any distribution, split, combination or other similar recapitalization with respect to the Preferred Units) (the “Preferred Return”). The Preferred Return in respect of any Preferred Units shall accrue from day to day, whether or not declared by the Manager, and shall be cumulative; provided, however, that except as set forth in the following sentence, such Preferred Return shall be payable only when, as and if declared by the Manager, and the Company shall be under no obligation to pay such Preferred Return. The Company shall not declare, make or set aside any distributions on any class or series of Units other than Preferred Units unless the holders of the Preferred Units then outstanding shall first receive, or simultaneously receive, a distribution on each outstanding Preferred Unit in an amount at least equal to the amount of the aggregate Preferred Return then accrued on such Preferred Unit and not previously paid.

Section 8.03. Non-Cash Distributions. Whenever a distribution provided for in this Article VIII shall be payable in property other than cash, the value of such distribution shall be deemed to be the gross fair market value of such property at the time of distribution as determined by the Manager in its sole discretion.

Section 8.04. Return of Distributions. Members receiving distributions made in violation of this Agreement or the Act shall return such distributions to the Company. Except for those distributions made in violation of this Agreement or the Act, no Member shall be obligated to return any distribution to the Company or pay the amount of any distribution for the account of the Company or to any creditor of the Company.

ARTICLE IX

BOOKS AND RECORDS

Section 9.01. Books and Records.

(a) Books and Records. The Manager shall keep or cause to be kept the following: (i) a current list of the full names and last known mailing addresses of all Members; (ii) a copy of the Certificate of Formation, including any amendments thereof and any written powers of attorney relating to the execution thereof; (iii) a copy of this Agreement, including any amendments hereto and any written powers of attorney relating to the execution hereof and/or thereof; (iv) copies of federal, state and local income tax returns and reports of the Company for the three most recent fiscal years; (v) copies of any financial statements of the Company for the three most recent fiscal years; and (vi) such other information pertaining to the Company as shall be required by law. Such books and records shall be maintained at the principal place of business of the Company and be available upon reasonable notice, at reasonable times, for inspection and examination by the Members or their duly authorized agents or representatives.

(b) Accounting Method. The books and records of the Company shall be kept in accordance with accounting methods selected from time to time by the Manager in its sole discretion.

(c) Fiscal Year. The fiscal year of the Company shall end on the Saturday closest to January 31.

(d) Bank Accounts. The bank accounts of the Company shall be maintained in such institutions as the Manager shall determine in its sole discretion. All deposits and other funds not needed in the operation of the business may be invested in the discretion of the Manager; provided, however, that the funds of the Company shall not be commingled with the funds of any other Person.

ARTICLE X

DISSOLUTION AND LIQUIDATION

Section 10.01. Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a)(i) the written approval of the Manager, (ii) the consent of the holders of a Units Majority and (iii) the consent of the holders of a Preferred Majority; (b) the sale or other disposition of all or substantially all of the assets of the Company (unless the Manager elects to continue the Company for the sole purpose of collecting the proceeds of such sale or other disposition or winding up the affairs of the Company); or (c) the entry of a decree of judicial dissolution under Section 18-802 of the Act. As soon as possible following the occurrence of any of the events provided in clauses (a), (b) or (c) above, the Manager shall prepare and execute a certificate of cancellation (or equivalent instrument) in such form as shall be prescribed by the Secretary of State, and the same shall be delivered for filing with that office, or as otherwise required by law.

Section 10.02. Liquidation. Upon dissolution of the Company, the Manager or, if one is appointed by the Manager in its sole discretion, an authorized liquidating trustee, shall wind up the Company’s affairs. Upon termination and dissolution of the Company and liquidation of its assets, the Manager (or liquidating trustee) shall apply the Company’s assets to the payment of all liabilities owing to creditors in accordance with applicable law. The Manager (or liquidating trustee) shall set up such reserves as it deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company. Said reserves may be paid by the Manager (or liquidating trustee) upon dissolution to a bank or trust company to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations of the Company and, at the expiration of such period or occurrence of such events as the Manager (or liquidating trustee) may in establishing such reserves deem advisable, such reserves shall be distributed to the Members or their assigns in the manner set forth in Section 10.03. The Manager (or liquidating trustee) shall (a) determine which assets shall be distributed in kind and which assets shall be liquidated and (b) either cause the Company’s assets to be sold or distributed, and if sold, shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed as provided in Section 10.03.

Section 10.03. Distributions Upon Liquidation. Upon the dissolution of the Company in accordance with Section 10.01 and the payment of all liabilities owing to creditors, including the establishment of reasonable reserves therefor, in accordance with Section 10.02, the Company shall distribute the remaining assets of the Company in the order of priority set forth in Section 8.01(b). Except as otherwise specifically provided in this Agreement, each Member shall only be entitled to look to the assets of the Company for the return of its Capital Contribution and shall have no recourse for its Capital Contribution and/or share of any income or profits of the Company (upon dissolution or otherwise) against any other Member.

ARTICLE XI

GENERAL PROVISIONS

Section 11.01. Severability. Each provision of this Agreement shall be considered separable and, if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of such provision or provisions to Persons or circumstances other than those to which it is held invalid, unenforceable or illegal or affect those portions of this Agreement which are valid, enforceable and legal.

Section 11.02. Entire Agreement. This Agreement, including the Schedules and Exhibits attached hereto, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any prior agreements or understandings of such parties.

Section 11.03. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Members, and their respective successors and permitted assigns.

Section 11.04. Parties in Interest. Except as expressly provided in this Agreement or the Act, nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any Persons other than the Members and their respective successors and assigns, nor shall anything in this Agreement relieve or discharge the obligation or liability of any Person to any party to this Agreement or give any Person any right of subrogation or action over or against any party to this Agreement.

Section 11.05. Notices. Any notice, payment, demand, or other communication required or permitted to be given to any Member hereunder shall be given by (a) personal delivery, (b) courier (with signed acknowledgment of receipt), (c) facsimile or electronic transmission (with confirmation of transmission) or (d) certified or registered mail, with return receipt, in each case to the address (or facsimile number) of such Member set forth on Schedule A, or such other address (or facsimile number) as such Member may specify from time to time in a written notice to the other Members. Any such notice, payment, demand or other communication shall be deemed to have been given, delivered, received and effective upon receipt.

Section 11.06. Additional Documents and Acts. Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement.

Section 11.07. Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

Section 11.08. Interpretation. In the event any claim is made by any Member relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Member or its counsel.

Section 11.09. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles thereof), and all rights and remedies hereunder shall be governed by such laws.

Section 11.10. Amendments. Unless otherwise provided in this Agreement, this Agreement may not be modified, altered, supplemented or amended (by merger, repeal or otherwise) except pursuant to the written consent of the holders of a Units Majority. In addition, this Agreement may not be modified, supplemented or amended (by merger, repeal or otherwise) in a manner that adversely affects the powers, preferences or rights of the Preferred Units except pursuant to the written consent of the holders of a Preferred Majority. Notwithstanding the foregoing, the Manager may amend this Agreement at any time and from time to time without the consent of the Members as specifically provided in or contemplated by this Agreement or to cure any ambiguity, to correct or supplement any inconsistent or incomplete provisions or to correct any stenographic or clerical errors.

Section 11.11. Waivers. No failure or delay on the part of any Member in exercising any rights under this Agreement, or in insisting on strict performance of any covenant or condition contained in this Agreement, shall operate as a waiver of any of such Member’s rights hereunder.

Section 11.12. Article 8 “Opt-in”. Pursuant to and in accordance with the provisions of 6 Del. Code Section 8-103(c), all Units shall be considered and treated as “securities” (within the meaning of 6 Del. Code Section 1-102(a)(15)) governed by Article 8 of the Delaware Uniform Commercial Code. All Units shall hereinafter be evidenced and represented by a Certificate of Limited Liability Company Interests issued by the Company to the Member entitled thereto in the form and substance of Exhibit A attached hereto. Such Certificate of Limited Liability Company Interests is intended to be and shall be considered a “security certificate” within the meaning of 6 Del. Code Section 8-102(a)(16). The Units represented or evidenced by such Certificate of Limited Liability Company Interests are intended to be treated as and shall be considered “certificated securities” within the meaning of 6 Del. Code Section 8-102(a)(4). Appropriate Officers of the Company are hereby authorized, empowered, and directed to execute and deliver any such Certificates of Limited Liability Company Interests.

Section 11.13. Representations and Warranties. By executing and/or becoming a party to (or otherwise bound by the provisions of) this Agreement, each Member represents and warrants to the Company and the other Members that:

(a) such Member has full power, authority and legal capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance by such Member of this Agreement and the consummation by such Member of the transactions contemplated hereby have been duly authorized by all necessary action;

(b) this Agreement has been duly and validly executed and delivered by such Member and constitutes the binding obligation thereof enforceable against such Member in accordance with the terms of this Agreement; and

(c) the execution, delivery and performance by such Member of this Agreement and the consummation by such Member of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both: (i) violate any provision of law, statute, rule or regulation to which such Member is subject; (ii) violate any order, judgment or decree applicable to such Member; or (iii) conflict with, or result in a breach or default under, any term or condition of any agreement or other instrument to which such Member is a party or by which such Member or its property is bound.

Section 11.14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which taken together shall constitute one and the same instrument.

[Remainder of page intentionally left blank; signatures on following page]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement of Intimate Brands Holding, LLC as of the date first written above.

INTIMATE BRANDS, INC.

By:	/s/ Luis F. Machado
Name:	Luis F. Machado
Its:	Senior Vice President – Legal

Schedule A

Members, Capital Contributions and Units

Member Name and Address	Capital Contribution	Common Units	Preferred Units
Intimate Brands, Inc.	$		0

Three Limited Parkway

Columbus, Ohio 43230

Attention:

Facsimile:

Email:

This Schedule A is dated as of January         , 2011.

Exhibit A

Form of Certificate of Limited Liability Company Interests

CERTIFICATE

OF

VOTING [COMMON/PREFERRED]

LIMITED LIABILITY COMPANY INTERESTS

THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS CERTIFICATE ARE SECURITIES GOVERNED BY ARTICLE 8 OF THE DELAWARE UNIFORM COMMERCIAL CODE.

INTIMATE BRANDS HOLDING, LLC

(a Delaware limited liability company; the “Company”)

Certificate Number	Voting [Common/Preferred] LLC Interests
[C- /P- ]	[Common/Preferred] Units, being % of all of the voting [common/preferred] limited liability company interests of the Company as of January , 2011

VOTING [COMMON/PREFERRED] LIMITED LIABILITY COMPANY INTERESTS

THIS CERTIFIES THAT Intimate Brands, Inc., a Delaware corporation, is the registered holder of          [Common/Preferred] Units, being         % of all of the voting [common/preferred] limited liability company interests of:

INTIMATE BRANDS HOLDING, LLC,

a Delaware limited liability company

as of January      , 2011.

IN WITNESS WHEREOF, the said limited liability company has caused this Certificate to be signed by its Senior Vice President, effective as of the        day of January, 2011.

Timothy J. Faber, Senior Vice President

“THE COMMON UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND NEITHER THESE COMMON UNITS NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.”

“THE [COMMON/PREFERRED] UNITS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER CONDITIONS SET FORTH IN THE LIMITED LIABILITY COMPANY AGREEMENT OF INTIMATE BRANDS HOLDING, LLC DATED AS OF JANUARY         , 2011. A COPY OF SUCH AGREEMENT MAY BE OBTAINED FROM INTIMATE BRANDS HOLDING, LLC AT ITS PRINCIPAL EXECUTIVE OFFICES.”